Exhibit 99.1

News Release

Contact:

Magma Design Automation Inc.

Monica Marmie

Director, Marketing Communications

(408) 565-7689

monical@magma-da.com

Magma Prices $47.4 Million Convertible Note Exchange

SANTA CLARA, Calif., Feb. 27, 2007 — Magma® Design Automation Inc. (Nasdaq: LAVA), a provider of semiconductor design software, announced today it entered into separate exchange agreements whereby it will exchange approximately $47.4 million in aggregate principal amount of its existing Zero Coupon Convertible Subordinated Notes due May 15, 2008 (the “2008 Notes”) for an equal aggregate principal amount of its newly created 2.00 percent Convertible Senior Notes due May 15, 2010 (the “2010 Notes”). After the completion of the exchange, approximately $17.7 million in aggregate principal amount of the 2008 Notes will remain outstanding. The 2010 Notes will bear interest at 2.00 percent per annum, will be convertible into the company’s common stock at an initial conversion price of $15.00 per share and will be senior to all present and future subordinated debt of the company. The 2010 Notes will contain a net share settlement provision which will allow the company, at its option upon conversion, to pay holders of the 2010 Notes in cash for all or a portion of the principal amount of the converted 2010 Notes and any amounts in excess of the principal amount which are due. After May 20, 2009, the company will have the option to redeem the 2010 Notes for cash in an amount equal to 100 percent of the aggregate principal amount of the outstanding 2010 Notes at the time of such redemption. The exchange is expected to close on March 2, 2007.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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Magma is a registered trademark of Magma Design Automation Inc. All other product and company names are trademarks and registered trademarks of their respective companies.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the risk that the closing conditions in the exchange agreements will not be satisfied and the risk that the transactions contemplated in the exchange agreements will not close on the contemplated terms, or at all. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov). Magma undertakes no additional obligation to update these forward-looking statements.